EXHIBIT 6

One Sun Life Executive Park

Wellesley Hills, MA 02481

Tel: (781) 237-6030

April 22, 2002

Sun Life Assurance Company of Canada (U.S.)

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481
Re:	Registration Statement of Sun Life of Canada (U.S.)
Variable Account G on Form S-6, File No. 333-13087

Gentlemen:

In my capacity as Product Officer for Sun Life Assurance Company of Canada, I have provided actuarial advice concerning: (a) the preparation of Post-Effective Amendment No. 8 to the registration statement for Sun Life of Canada (U.S.) Variable Account G filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") under File No. 333-13087 regarding the offer and sale of flexible premium variable universal life insurance policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

It is my professional opinion that:

The illustrations of cash surrender values, account values, death benefits and accumulated premiums in the Appendix to the prospectuses contained in the Registration Statement, are based on the assumptions stated in the illustrations, and are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective purchasers of Policies aged 45 in the rate classes illustrated than to prospective purchasers of Policies, for male or females, at other ages.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectuses.

Very truly yours

/s/ John E. Coleman

John E. Coleman, FSA, MAAA

Product Officer